Exhibit 10.2

November 30, 2022

Mr. Kevin Kraus

RE: 8x8, Inc. Interim Chief Financial Officer

Dear Kevin,

On behalf of 8x8, Inc., a Delaware corporation (“8x8” or the “Company”), I am pleased to provide this letter memorializing your promotion from Senior Vice President, Finance to the position of Interim Chief Financial Officer (“Interim CFO”).

1.

Position. As Interim CFO, you will have responsibilities as determined by the Board of Directors of the Company (the “Board”). Your duties and responsibilities are subject to change depending on the needs of the Company.

2.	Compensation.

a.	Base Salary. You will continue to be paid an annualized salary of $330,000, payable in accordance with the Company’s standard payroll policies.

b.	Salary Review. Your base salary will be reviewed as part of the Company’s normal salary review process.

c.	Expenses. You will be reimbursed for all reasonable and necessary business expenses incurred in the performance of your duties as provided in the Company’s Employee Handbook.

3.

One-Time Promotion Bonus. Beginning as promptly as practicable (and in any event within 30 days) following the effective date of your promotion, you will be paid a cash bonus of $80,000, payable in 12 substantially equal monthly installments in accordance with the Company’s normal payroll procedures and subject to your continued employment through each applicable payment date; provided that if your employment is terminated by the Company without Cause (as defined in the 8x8, Inc. 2017 Executive Change-in-Control and Severance Policy, as amended and restated as of May 13, 2021, and as may be further amended or restated from time to time (the “Policy”)), you resign for Good Reason (as defined in the Policy), or you are removed from the position of Interim CFO in connection with the Company’s hiring of a permanent Chief Financial Officer other than you, then the Company shall pay the remaining installments in a single lump sum as promptly as practicable (and in any event within 30 days) following such termination or removal, regardless of whether you are subsequently reinstated as the Senior Vice President, Finance. For the avoidance of doubt, if you resign as the Interim CFO at any time without Good Reason, then you shall have no right or entitlement to any of the remaining installments.

4.

One-Time Promotion RSU Award. On December 15, 2022, you will be granted an equity award of approximately $200,000 in value of restricted stock units representing rights to acquire shares of 8x8’s common stock upon vesting (the “Promotion RSU Award”). The Promotion RSU Award will vest over a one-year period in substantially equal quarterly installments, commencing as of the effective date of your promotion, and subject to your continued employment or other qualifying association with the Company or any of its affiliates through each applicable vesting date; provided that if your employment is terminated by the Company without Cause, you resign for Good Reason, or you are removed from the position of Interim CFO in connection with the Company’s hiring of a permanent Chief Financial Officer other than you, then any unvested portion of the Promotion RSU Award shall immediately accelerate and vest in full as of such termination or removal, regardless of whether you are subsequently reinstated as the Senior Vice President, Finance. For the avoidance of doubt, if you resign as the Interim CFO at any time without Good Reason, then you shall have no right or entitlement to any unvested portion of the Promotion RSU Award.

Except as otherwise set forth herein, the Promotion RSU Award will be subject to the terms and conditions of the 8x8, Inc. 2022 Equity Incentive Plan (the “Equity Incentive Plan”) and an award agreement between the Company and you in the Company’s standard form.

5.	Annual Incentives.

a.	Cash Incentive Plan. You will continue to be eligible to participate in 8x8’s discretionary cash incentive plan. Your total annual target bonus will be 50% of your annual base salary.

b.	Equity Incentive Plan. You will continue to be eligible to receive annual equity grants as determined by the Board pursuant to Equity Incentive Plan.

6.

Severance Benefits. You will be eligible for benefits under the Policy, in accordance with the terms thereof and this Paragraph 6. Such benefits include potential vesting acceleration of stock-based compensation and/or cash severance upon the termination of your employment under specified circumstances, including in Connection with a Change-in-Control (as defined in the Policy), subject to the terms and conditions of the Policy.

Notwithstanding Section 2.13 of the Policy or any other provision to the contrary, your removal from the position of Interim CFO and reinstatement as Senior Vice President, Finance in connection with the Company’s hiring of a permanent Chief Financial Officer shall not by itself constitute a condition giving rise to Good Reason under the Policy.

7.

Employee Benefits. The Company will continue to make available to you standard vacation, medical and dental insurance benefits. The Company will also continue to make available to you a 401(k) plan. You will continue to be eligible to participate in the Company’s Employee Stock Purchase Plan upon enrollment by February 1st or August 1st of any year.

8.

At-Will Employment; Employee Handbook and Policies. You will continue to be an at-will employee of the Company, meaning that either you or the Company may terminate your employment at any time, without notice, for any reason or no reason, subject to applicable law. You shall continue to comply with Company policies, including those set forth in the Company’s Employee Handbook, and the Confidentiality Information and Inventions Assignment Agreement by and between you and the Company.

Congratulations on your promotion!

Sincerely,

Jaswinder Pal (J.P.) Singh
Chairman of the Board

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